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                      [LETTERHEAD OF WOLF COMPANY, P.C.]

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-1 and Prospectus of Mystic Financial, Inc. (proposed holding company for Medford Co-operative
Bank) of our report dated July 29, 1997, on the consolidated balance sheets of Medford Co-operative Bank as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-years period ended June 30, 1997 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

                                             /s/ Wolf & Company, P.C.
                                                 Wolf & Company, P.C.

Boston, Massachusetts
October 15, 1997